Free Writing Prospectus pursuant to Rule 433 dated January 16, 2024 / Registration Statement No. 333-269296 STRUCTURED INVESTMENTS Opportunities in U.S. and International Equities GS Finance Corp.

Market-Linked Notes Based on the Weighted Return of a Basket of Equity Indices due February 3, 2028

The Market-Linked Notes do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. You should read the accompanying preliminary pricing supplement dated January 16, 2024, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

			Market-Linked Notes Payoff Diagram*

Basket Performance
Note Performance
200%
156%
150%
100%
50%
0%
-100%
-50%
0%
50%
100%
Hypothetical Payment at Maturity as % of Stated Principal Amount
Hypothetical Weighted Return

KEY TERMS
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Basket:	a weighted basket composed of the S&P 500® Index (Bloomberg symbol, “SPX Index”), the EURO STOXX 50® Index (Bloomberg symbol, “SX5E Index”) and TOPIX (Bloomberg symbol, “TPX Index”)
	Basket component	Initial basket component value
	S&P 500® Index
	EURO STOXX 50® Index
	TOPIX

We refer to each of the S&P 500® Index, the EURO STOXX 50® Index and TOPIX singularly as an underlying index and together as the underlying indices.

The initial basket component value of each underlying index is the index closing value of such underlying index on the pricing date.

Pricing date:	expected to price on or about January 31, 2024
Original issue date:	expected to be February 5, 2024
Valuation date:	expected to be January 31, 2028
Stated maturity date:	expected to be February 3, 2028
Weighted return:	(highest basket component return × 50.00%) + (second highest basket component return × 30.00%) + (lowest basket component return × 20.00%)
Payment at maturity (for each $1,000 stated principal amount of your notes):

If the weighted return is positive, $1,000 + the supplemental payment, subject to the maximum payment at maturity.

In no event will the payment at maturity exceed the maximum payment at maturity.

If the weighted return is zero or negative, $1,000. In no event will the payment at maturity be less than the stated principal amount.

			Hypothetical Weighted Return	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
			75.000%	156.000%
Supplemental payment:	$1,000 × weighted return, provided that in no event will the supplemental payment be less than $0		60.000%	156.000%
			56.000%	156.000%
Maximum payment at maturity (set on the pricing date):	at least $1,560.00 per note (at least 156.00% of the stated principal amount)		50.000%	150.000%
Basket component return:	with respect to each underlying index, (final basket component value - initial basket component value) / initial basket component value		25.000%	125.000%
Final basket component closing value:	with respect to each underlying index, the index closing value of such underlying index on the valuation date		10.000%	110.000%
			0.000%	100.000%
CUSIP / ISIN:	40057XX34 / US40057XX345		-10.000%	100.000%
Estimated value range:	$900 to $960 (which is less than the original issue price; see the accompanying preliminary pricing supplement)		-25.000%	100.000%
			-50.000%	100.000%
			-75.000%	100.000%
			-100.000%	100.000%
			* assumes a maximum payment at maturity of $1,560.00.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indices (including historical index closing values), the terms of the notes and certain risks.

About Your Notes

The amount that you will be paid on your notes at stated maturity is based on the performance, as measured from the pricing date to and including the valuation date, of a weighted basket comprised of the S&P 500® Index, the EURO STOXX 50® Index and TOPIX.

The weighting for each index is not set on the pricing date. Instead, on the valuation date, a weighted return will be calculated, which will be based on the basket component return for each index. The weighted return is the sum of the products of (i) the highest basket component return times 50.00% plus (ii) the second highest basket component return times 30.00% plus (iii) the lowest basket component return times 20.00%. Even though the weighted return allocates higher weights to the higher basket component returns, a low basket component return may offset other, higher basket component returns.

The basket component return for each index is the percentage increase or decrease in its final index value on the valuation date from its initial index value (set on the pricing date).

If the weighted return on the valuation date is positive, the return on your notes will be positive and will equal the weighted return), subject to the maximum payment at maturity of at least $1,560.00 (set on the pricing date) per note. If the weighted return is zero or negative, you will receive the stated principal amount of your notes, without any positive return on your notes.

The notes are for investors willing to forgo interest payments for the potential to earn a return based on the weighted return of the basket, subject to the maximum payment at maturity, without participating in the negative return of the basket.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 38, general terms supplement no. 8,999 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 38, general terms supplement no. 8,999 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 38, general terms supplement no. 8,999 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The Notes are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary pricing supplement dated January 16, 2024
•
General terms supplement no. 8,999 dated February 13, 2023
•
Underlier supplement no. 38 dated December 21, 2023
•
Prospectus supplement dated February 13, 2023
•
Prospectus dated February 13, 2023

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indices (including historical index closing values), the terms of the notes and certain risks.

RISK FACTORS

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 8,999, accompanying underlier supplement no. 38, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,999, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 38, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlying index stocks, i.e., with respect to an underlying index to which your notes are linked, the stocks comprising such underlying index. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
Your Notes Do Not Bear Interest
▪
You May Receive Only the Stated Principal Amount of Your Notes at Maturity
▪
The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Lower Performance of One Underlying Index May Offset an Increase in the Other Underlying Indices
▪
The Potential for the Value of Your Notes to Increase Will Be Limited
▪
The Return on Your Notes Will Not Reflect Any Dividends Paid on the Underlying Index Stocks
▪
The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes
▪
The Amount Payable on Your Notes Is Not Linked to the Index Closing Values of the Underlying Indices at Any Time Other Than the Valuation Date
▪
The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors
▪
Your Notes May Not Have an Active Trading Market
▪
If the Values of the Underlying Indices Change, the Market Value of Your Notes May Not Change in the Same Manner
▪
Investing in the Notes is Not Equivalent to Investing in the Underlying Indices; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock
▪
We May Sell an Additional Aggregate Stated Principal Amount of the Notes at a Different Issue Price
▪
If You Purchase Your Notes at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

Risks Related to Conflicts of Interest

▪
Other Investors May Not Have the Same Interests as You
▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes
▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes

Additional Risks Related to the Underlying Indices

▪
The Policies of the Underlying Index Publishers and Changes That Affect the Underlying Indices or the Underlying Index Stocks Comprising the Underlying Indices Could Affect the Payment at Maturity and the Market Value of the Notes

Additional Risks Related to the EURO STOXX 50® Index and TOPIX

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indices (including historical index closing values), the terms of the notes and certain risks.

▪
An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities Markets
▪
Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlying Index with Underlying Index Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Notes

Risks Related to Tax

▪
Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 8,999:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
Past Performance is No Guide to Future Performance
▪
The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

Risks Related to Conflicts of Interest

▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction
▪
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying underlier supplement no. 38:

Additional Risks Relating to Securities Linked to Underliers that are Equity Indices

▪
If Your Securities Are Linked to an Equity Index, Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises the Applicable Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the Issuers of the Underlier Stocks, There Is No Affiliation Between the Issuers of the Underlier Stocks or Such Underlier Sponsor and Us
▪
If Your Securities Are Linked to Underliers That Are Comprised of Underlier Stocks Which Are Traded in Foreign Currencies But Are Not Adjusted to Reflect Their U.S. Dollar Value, the Return on Your Securities Will Not Be Adjusted for Changes in the Foreign Currency Exchange Rate

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indices (including historical index closing values), the terms of the notes and certain risks.

▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

▪
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements
▪
The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪
The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

For details about the license agreement between underlying index publishers for the S&P 500® Index, the EURO STOXX 50® Index and TOPIX and the issuer, see “The Underliers — S&P 500® Index”, The Underliers — EURO STOXX 50® Index” and “The Underliers — TOPIX” on pages S-116, S-36 and S-141 of the accompanying underlier supplement no. 38, respectively.

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the Notes, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indices (including historical index closing values), the terms of the notes and certain risks.